Exhibit 99-A

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate Achieves All-Time Record Sales and Earnings

EPS up 11% to $.63 vs. $.57

New York, New York, October 23, 2003… Colgate-Palmolive Company (NYSE:CL) today announced third quarter net earnings which set a new all-time record, reaching $365.4 million, a 10% increase from third quarter 2002. Fully diluted earnings per share also set a new record at $.63, up 11% from the year ago quarter. This is Colgate’s 30th consecutive quarter of increased net income, increased earnings per share and increased gross profit margin.

The Company recorded a 6.0% global sales increase in the quarter, the highest third quarter growth rate in almost 10 years with quarterly sales exceeding $2.5 billion for the first time. Unit volume grew 2.5%, against very strong volume growth in the year ago period. The Company’s global volume increased 4.0% for the first nine months of this year.

Operating profit also reached a record of $535.3 million in the third quarter, up 4% after significantly higher media and commercial spending on worldwide brand-building activities. Every operating division increased its commercial spending behind the Company’s core brands.

Gross profit margin increased 30 basis points to 55.0%, also a third quarter record and on top of the 120 basis point gross margin expansion in the year ago period which was aided by the sell-in of Colgate Simply White tooth whitening gel in the U.S. Excluding the impact of the Colgate Simply White launch, global gross margin in the third quarter increased 50 basis points.

Colgate’s already strong balance sheet continues to strengthen with debt declining and all balance sheet ratios improving. Net cash provided by operations was up 6% and free cash flow before dividends rose 10% year to date. After-tax return on capital reached a record 37.1% in the first nine months of 2003, up 310 basis points, and worldwide working capital declined as a percent to sales.

Reuben Mark, Colgate’s Chairman and CEO said, “We are encouraged that our unrelenting focus on strategic priorities continues to pay off. Worldwide toothpaste sales are growing faster than the Company average. Our global flagship brand, Colgate Total, had volume increases of 9% in the U.S. and 8% worldwide during the quarter. Our toothpaste market shares are up in the U.S. and in most of the countries where we do business.

“Market shares across categories are strong around the world and were supported by an excellent global increase in commercial investment, both absolutely and as a percent to sales. These investments were in part funded by successful global tax planning strategies.

“The third quarter and nine month tax rates of 27.6% and 30.4%, respectively, include the benefits of these strategies and it is expected that the tax rate in 2003 will decline for the fourth year in a row. The tax rate reduction versus prior year is largely due to tax incentives in Europe, which enabled the Company to provide even more marketing support behind our leading brand positions worldwide. I am hopeful that our tax rate next year will show an even lower rate than this year due to additional tax planning initiatives.

“We are pleased that despite very difficult comparisons versus last year and economic softness in areas of the world, Colgate’s global organization generated healthy results in both volume and gross margin. This reinforces our strong belief that 2003 will be Colgate’s eighth year of double-digit EPS growth. Looking forward to next year, while our budget process is not yet completed, I expect that 2004 will be the ninth consecutive year of strong earnings growth for the Company.”

For the first nine months of 2003, diluted earnings per share were $1.81 versus $1.60 in the year ago period, up 13%. Net income rose 11% to $1,049.2 million. Worldwide unit volume grew 4.0% and sales rose 6.5%.

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on third quarter results and to discuss the Company’s ongoing expectations. To access this call as a webcast, please go to Colgate’s web site on the internet at www.colgate.com.

The following are comments about divisional performance:

North America (24% of Company Sales)

North American sales and unit volume declined 3.5% and 3.0%, respectively, when compared with all-time record sales in the year ago quarter aided by the very successful sell-in of Colgate Simply White which began during that period. Excluding the impact of Simply White, U.S. volume increased 4% in the current quarter. North American operating profit declined 13% due to a record high level of commercial investment supporting numerous new product initiatives during the quarter.

Colgate’s leadership of the U.S. toothpaste market expanded during the quarter with its national ACNielsen market share at 34.7% year to date, up 50 basis points versus full year 2002 and over five full share points ahead of the number two competitor. Colgate Total, the individual brand leader in the U.S. toothpaste market, continues to advance achieving record market shares in the third quarter 2003 driven by the success of new Colgate Total Advanced Fresh toothpaste. Other new products driving growth include Colgate Total Plus Whitening and Colgate Herbal White toothpastes, Colgate Massager and Colgate Active Angle toothbrushes, Palmolive Aromatherapy dishwashing liquid, Palmolive Dish Wipes, Softsoap Aromatherapy body wash and liquid hand soap, Irish Spring Icy Blast bar soap and Mennen Speed Stick 24/7 deodorant.

Latest introductions recently announced to begin shipping later this year include Colgate Simply White toothpaste, a revolutionary toothpaste that goes beneath the tooth surface to whiten deeper – removing stains that are actually embedded inside the teeth as well as removing surface stains. Also announced was Colgate Whitening toothbrush with unique soft polishers that help remove stains and polish teeth.

Europe (24% of Company Sales)

European unit volume grew 3.5% in the third quarter on top of a very strong performance in the year ago quarter. The United Kingdom, Spain, Switzerland, Russia, Nordic, Romania, Adria and Turkey each contributed healthy volume increases which more than offset expected volume declines in Germany and France due to poor economic conditions and negative GDP growth. Dollar sales in Europe rose 13.0% and dollar operating profit increased 15%.

New products driving growth in Western Europe include Colgate Sensitive and Colgate Herbal White toothpastes, Colgate Massager and Colgate Whitening toothbrushes, Palmolive Aromatherapy, Palmolive Thermal and Palmolive Thermal Spa shower gels and bath foams, Palmolive Citrus and Vitamins shampoo and Ajax Orange Force all purpose cleaner available in liquid, spray and wipe forms.

Throughout Central Europe and Russia, successful new products driving growth include Colgate Triple Action and Colgate Total Plus Whitening toothpastes, Colgate Extra Clean and Colgate Navigator Plus toothbrushes, Lady Speed Stick Aloe and Mennen Speed Stick Power of Nature deodorants, Palmolive Aromatherapy shower gel and liquid hand soap and Ajax multipurpose spray.

Latin America (21% of Company Sales)

Despite soft economic conditions, Latin American unit volume grew 1.5% during the quarter and dollar sales rose 3.0%. Strong volume gains were achieved in Central America, Colombia, Ecuador and Venezuela while volume was relatively flat in Mexico and Brazil. Dollar operating profit for the division declined 5%, somewhat better than expected.

Colgate continues to strengthen its already strong oral care leadership in Latin America with regional toothpaste shares up nearly two share points versus the year ago period.

New products contributing to growth throughout the region are Colgate Total Plus Whitening, Colgate Fresh Confidence and Colgate Triple Action toothpastes, Colgate Simply White at-home tooth whitening gel, Colgate Active Angle and Colgate Extra Clean toothbrushes, Palmolive Aromatherapy translucent soap, Palmolive Naturals bar soap, Protex Herbal anti-bacterial soap, and Fabuloso Orange Energy and Ajax Baking Soda and Citrus liquid cleaners.

Asia/Africa (18% of Company Sales)

Asia/Africa unit volume grew 9.5% in the third quarter. Positive volume growth was achieved in nearly every country in the region led by Australia, China, Hong Kong, India, Malaysia, Middle East, Morocco, Philippines, Senegal, South Africa and Taiwan. Dollar sales grew 14.0% in the third quarter and dollar operating profit increased 25% to an all-time record level.

Successful new products driving growth in oral care throughout the region include Colgate Herbal and Colgate Herbal White toothpastes, Colgate Simply White at-home tooth whitening gel, Colgate Active Angle toothbrush and the recently revitalized Colgate Anti-Cavity toothpaste. Driving significant growth in personal care are Protex Herbal bar soap, Palmolive Aromatherapy shower cream, liquid hand soap, bar soap and talc, and Protex Sun Care shower cream, bar soap and talc delivering moisturizing after-sun skin care benefits. Sta-Soft and Softlan Jasmine fabric conditioners contributed to growth in home care during the quarter.

Hill’s Pet Nutrition (13% of Company Sales)

Innovative new products and veterinary endorsements are driving growth at Hill’s, the world leader in specialty pet food. Healthy results both domestically and internationally contributed to 3.5% unit volume growth in the third quarter. This growth is on top of a very strong volume increase in the year ago period. Dollar sales rose 9.0% versus third quarter 2002 and dollar operating profit increased 15%.

Hill’s increased consumption of Science Diet and Prescription Diet in the U.S. specialty retail channel. Volume growth was driven by the continued success of Hill’s Science

Diet Nature’s Best and the initial sell-in of new Science Diet Advanced Protection, a diet clinically proven to increase vitality and alertness in adult dogs and cats. Off to a great start in the veterinary channel is Prescription Diet m/d, a low carbohydrate diet clinically proven to alter metabolism for effective weight loss in cats. This diet has also been shown to nutritionally manage cats with feline diabetes. Increased commercial investment in support of these new products included consumer rebates and other free product promotional offers.

Internationally, Australia, Germany, Japan, Korea, Nordic, Singapore, Spain, Switzerland, Russia, Taiwan and Thailand each generated strong volume growth. The continued roll-out of Science Plan and Science Diet Nature’s Best throughout Europe and Asia contributed to the strong international results.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Household Surface Care, Fabric Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Ajax, Axion, Soupline, Suavitel and Fab, as well as Hill’s Science Diet and Hill’s Prescription Diet pet foods. For more information about Colgate’s global business, visit the Company’s website at www.colgate.com.

Certain financial measures contained in this release, as noted, exclude results for Colgate Simply White tooth whitening gel to allow comparisons of Colgate’s other product lines and businesses without the impact of Colgate Simply White, sales of which began in the U.S. in the third quarter of 2002.

This press release and the related webcast (other than historical information) may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption

“Cautionary Statement on Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2002) for information about factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s website on the internet at www.colgate.com.

(See attached tables for third quarter results.)

Colgate-Palmolive Company Condensed Consolidated Statements of Income

For the three months and nine months ended September 30, 2003 and 2002

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	Third Quarter		Nine Months
	2003	2002	2003	2002

Net Sales	$2,523.8	$2,381.7	$7,330.8	$6,873.9

Cost of Sales	1,136.5	1,079.1	3,292.5	3,124.5

Gross Profit	1,387.3	1,302.6	4,038.3	3,749.4

Gross Profit Margin	55.0%	54.7%	55.1%	54.5%

Selling, General & Administrative Expenses	852.0	788.5	2,435.0	2,256.8

Operating Profit	535.3	514.1	1,603.3	1,492.6

Operating Profit Margin	21.2%	21.6%	21.9%	21.7%

Net Interest Expense	30.4	38.7	95.7	110.7

Income Before Income Taxes	504.9	475.4	1,507.6	1,381.9

Provision for Income Taxes	139.5	144.7	458.4	434.5

Effective Tax Rate	27.6%	30.4%	30.4%	31.4%

Net Income	365.4	330.7	1,049.2	947.4

Net Earnings Per Common Share
Basic	$.67	$.60	$1.92	$1.71
Diluted	$.63	$.57	$1.81	$1.60

Average Common Shares Outstanding
Basic	537.9	539.4	537.7	544.5
Diluted	579.1	585.0	580.4	591.3

Colgate-Palmolive Company Condensed Consolidated Balance Sheets

As of September 30, 2003, December 31, 2002 and September 30, 2002

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	September 30,	December 31,	September 30,
	2003	2002	2002
Cash and marketable securities	$261.3	$177.5	$203.9
Accounts receivable, net	1,195.4	1,145.4	1,129.0
Inventories	772.8	671.7	689.6
Other current assets	245.4	233.5	211.0
Property, plant and equipment, net	2,502.4	2,491.3	2,412.9
Other assets, including goodwill and intangibles	2,428.7	2,367.8	2,281.9

Total assets	$7,406.0	$7,087.2	$6,928.3

Total debt	3,235.7	3,603.9	3,643.1
Other current liabilities	1,915.5	1,755.6	1,719.9
Other non-current liabilities	1,417.6	1,377.4	1,241.9
Total shareholders’ equity	837.2	350.3	323.4

Total liabilities and shareholders’ equity	$7,406.0	$7,087.2	$6,928.3

Supplemental Balance Sheet Information:
Debt less cash and marketable securities	$2,974.4	$3,426.4	$3,439.2
Working capital % of sales	3.0%	3.2%	3.3%
After-tax return on capital	37.1%	34.6%	34.0%

Colgate-Palmolive Company Condensed Consolidated Statements of Cash Flows

For the nine months ended September 30, 2003 and 2002

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2003	2002
Operating Activities:
Net income	$1,049.2	$947.4
Depreciation and amortization	230.6	218.7
Voluntary contributions to benefit plans	(63.1)	(50.0)
Deferred income taxes	17.4	29.1
Changes in:
Accounts receivable	(10.4)	(17.8)
Inventories	(74.3)	(34.4)
Accounts payable and other accruals	75.6	105.2
Other non-current assets and liabilities	54.7	5.3

Net cash provided by operations	1,279.7	1,203.5

Investing Activities:
Capital expenditures	(187.1)	(214.0)
Other investing activities	50.5	(13.0)

Net cash used in investing activities	(136.6)	(227.0)

Financing Activities:
(Payments on) proceeds from debt issuances	(414.0)	233.6
Dividends paid	(366.4)	(305.8)
Purchases of treasury shares	(348.7)	(929.5)
Proceeds from exercise of stock options	71.5	52.7

Net cash used in financing activities	(1,057.6)	(949.0)

Effect of exchange rate changes on cash and cash equivalents	2.7	0.5

Net increase in cash and cash equivalents	88.2	28.0
Cash and cash equivalents at beginning of period	167.9	172.7

Cash and cash equivalents at end of period	$256.1	$200.7

Supplemental Cash Flow Information:
Free cash flow before dividends (net cash provided by operations less capital expenditures)	$1,092.6	$989.5